Exhibit 10.2

January 6, 2012

Maher Albitar, M.D.

27165 Kiavo Dr

Valley Center, CA 92082

Dear Dr. Albitar,

I am delighted to offer you the position of Chief Medical Officer and Director of Research and Development for NeoGenomics Laboratories based in our Irvine, California facility. In this new role, you will be responsible for leading our Medical team, providing Medical leadership for the company’s research and development efforts, and for providing the Medical vision to help NeoGenomics become America’s premier cancer testing laboratory. We are excited to have you be a key member of our team.

In keeping with California’s law about the corporate practice of medicine, we are making this offer in writing through a Medical Services Agreement (the “Agreement”), a copy of which is attached hereto, between NeoGenomics Laboratories, Inc. a Florida Corporation (“NeoGenomics” or the “Company”) and Albitar Oncology Consulting, LLC, a Delaware limited liability corporation (“Medical Group”), a corporation previously formed by you in which you are the sole shareholder and physician-employee. As an inducement for your causing Medical Group to enter into the Agreement, NeoGenomics hereby agrees to provide you with the following benefits as an independent contractor:

Start Date:	January 9, 2012 or such other date as is mutually agreed upon (the “Start Date”)

Compensation:	$425,000 per annum, payable bi-weekly

Bonus:	Targeted at 25% of the Base Compensation amount paid by NeoGenomics during any of its fiscal years within sixty (60) days of the end of any such fiscal year, if you meet certain performance thresholds established for you by the Company (the “Incentive Compensation”).

Benefits:	You will be entitled to participate in all medical benefits that NeoGenomics offers to its independent contractors (reported on IRS Form 1099) in accordance with the Company’s policy for such benefits at any given time. In this regard, NeoGenomics will pay that portion of such benefits as it would normally pay for full-time employees of NeoGenomics. A summary of the current policies with respect to benefits is attached. The Company reserves the right to modify its benefit programs at any time in its sole discretion.

Paid Time Off:	Included in the Compensation outlined above is a provision for five weeks of paid time off per year for periods in which you are unavailable to provide services to the Company during normal business hours.

CME Expenses:	NeoGenomics will also reimburse Medical Group for up to $5,000 annually for expenses associated with your continuing medical education (“CME”) credits.

Licensing Fees:	NeoGenomics will also pay all states licensing fees for you.

Stock Options:	Upon the Start Date, you will be granted non-qualified stock options to purchase up to 250,000 shares of NeoGenomics’ common stock at an exercise price equivalent to the closing price per share at which NeoGenomics stock was quoted on the NASDAQ Bulletin Board on the last trading day prior to your Start Date. The grant of such options will be made pursuant to the Company’s stock option plan and will be evidenced by a separate Option Agreement, which the Company will execute with you within 60 days of receiving a copy of the Company’s Confidentiality, Non-Solicitation, and Non-Competition Agreement which has been executed by you. As long as the Agreement remains in effect, such options will have a five-year term from the Start Date and will vest according to the following schedule; provided, however, all of such options will vest upon a Change of Control of NeoGenomics:

62,500 on the one year anniversary of your Start Date
62,500 on the second anniversary of your Start Date
62,500 on the third anniversary of your Start Date
62,500 on the fourth anniversary of your Start Date

If for any reason the Agreement is terminated prior to the first anniversary of the Start Date (before the initial vesting occurs), all such options will be forfeited. Furthermore, if the Agreement remains in effect on and after the first anniversary, then you understand that the Company’s stock option plan requires that any vested options must be exercised within three (3) months after the date that the Agreement terminates.

You agree that the Company will have no obligation to issue a Stock Option Agreement granting the above options unless and until the Company receives an executed copies of the (i) Confidentiality, Title to Work Product and Non-solicitation Agreement and the (ii) Confidentiality and Non-Compete Agreement from you.

Stock Warrants:	Upon the Start Date, you will also be granted warrants to purchase up to 200,000 shares of NeoGenomics’ common stock. Such warrants will have an exercise price equal to the closing price per share at which NeoGenomics stock was quoted on the NASDAQ Bulletin Board on the last trading day prior to your Start Date, a five year term and will vest in the following performance criteria are accomplished:

80,000 will vest upon the commercial launch of the Company’s gene-based plasma prostate cancer test licensed from Health Discovery Corp (“HDC”) or similar test based on our mutual agreement.

40,000 will vest upon the commercial launch of the Company’s gene-based colon cancer test licensed from HDC or similar test based on our mutual agreement.

40,000 will vest upon the commercial launch of the Company’s gene-based pancreatic cancer test licensed from HDC or similar test based on our mutual agreement.

20,000 will vest upon successful consummation of a sublicensing agreement with an instrument manufacturer to commercialize the cytogenetics automated image analysis technology licenses from HDC

20,000 will vest upon successful consummation of a sublicensing agreement with an instrument manufacturer to commercialize the flow cytometry automated image analysis technology licenses from HDC

Notwithstanding the foregoing, in the event of a Change of Control of the Company in which the consideration payable to each common stockholder of the Company in connection with such Change of Control has a deemed value of at least $4.00 per share (as adjusted for stock splits, stock dividends, reverse stock splits, and the like) then the Shares subject to the warrant shall immediately vest in full.

If you are in agreement with the above terms, please countersign this letter below and we will provide final copies of the various agreements referred to above. We are very much looking forward to working with you.

Sincerely,

Douglas M. VanOort
Chairman and Chief Executive Officer

Agreed and Accepted:

By:	/s/ Maher Albitar, M.D.	Date	1/6/2012
Name:	Maher Albitar, M.D.

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